UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2018

TRUE NATURE HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53601	87-0496850
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Company Identification Number)

1355 Peachtree Street, Suite 1150

Atlanta, Georgia

(Address of principal executive offices)

(844) 383-8689

(Registrant’s telephone number, including area code)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities

On August 14, 2018, the Company issued 2,500,000 shares of Common Stock to a consultant and advisor to the board of directors of the Company for consulting services rendered. The shares of Common Stock were issued at the closing price of the Common Stock on August 14, 2018 of $0.09 per share for a cost basis to the Company of $225,000.

On August 15, 2018, the Company issued 200,000 shares of Common Stock to a consultant and advisor to the board of directors of the Company for consulting services rendered related to a potential acquisition. The shares of Common Stock were issued at the closing price on August 15, 2018 of $0.08 per share for a cost basis to the Company of $16,000.

Item 7.01 Regulation FD Disclosure.

On August 27, 2018, the Company issued a press release announcing the LOI to acquire ClariCare Inc. A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K and incorporated by reference in this item 7.01.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.2 furnished herewith, shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Securities Act.

Item 8.01 Other Events.

On August 24, 2018, True Nature Holding, Inc., a Delaware corporation (the “Company”), executed a Non-Binding Letter of Intent (“LOI”) to acquire ClariCare, Inc., an Indiana corporation (“ClariCare”). Under the terms of the LOI, the Company shall purchase all of the issued and outstanding shares of ClariCare in exchange for a combination of (i) shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) and (ii) a cash payment, generally believed to be valued in an aggregate amount equal to $3,000,000 (the “Acquisition Transaction”). The Company plans to close the Acquisition Transaction in October 2018 and is currently in the due diligence stage (the “Closing”). The Closing is subject to the approval of the board of directors of the Company and ClariCare, and the shareholders of ClariCare. The Company can give no assurances the Acquisition Transaction will be effectuated.

Patrick Malloy, President and Co-Founder of ClariCare, is expected to be appointed to the executive management team of the Company, where he will be responsible for executing the Company’s business strategy, including but not limited to, the specification of products and services, as well as identifying key acquisitions which the Company seeks to continue in order to expand its healthcare technology offerings.

ClariCare has developed a suite of mobile and cloud applications that are intended to help optimize and manage the most critical functions of a dental practice and can be optimized for large and small practices. There are four main components to the ClariCare platform: (i) Insights is an analytics suite that identifies and organizes patient data in easy and actionable ways, on an enterprise level; (ii) the Huddle app is a daily productivity and workforce tool, which implements a structured approach and puts relevant patient and practice information at your fingertips ensuring your office will maximize productivity and efficiency; (iii) Harvester is a CRM platform which becomes the practice’s safety net that manages patients; and (iv) Presenter bridges the patient engagement gap with an innovative chair-side treatment plan presentation tool that provides clinical and financial transparency with a remote component as well, to give patients time of need access out of the office. ClariCare has also successfully launched innovative feature sets to enhance the core offering, namely electronic insurance verification and prescription drug monitoring program integration.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Letter of Intent dated August 24, 2018, by and between the Company and ClariCare
99.2	Press Release dated August 27, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE NATURE HOLDING INC.

Dated: August 31, 2018	By:	/s/ Louis DeLuca
	Name:	Louis DeLuca
	Title:	Chief Operating Officer